MINUTES

Meeting of the Compensation Committee

LBO Capital Corp.

23399 Commerce Dr.  Ste. B-1

Farmington Hills, MI  48335 USA

248.994.0099-tel   248.489.9495-fax

Thursday, September 18, 2008, 3:00 pm EDT

MEMBERS OF THE COMPENSATION COMMITTEE:

Salvatore Parlatore:

Chairman

Achille DiNello:

Member

Sebastian Moeritz:

Member

INVITED GUESTS:

Thomas W. Itin:

Shareholder

Shirley B. Itin:

Shareholder

Tatsiana Husarava:

Recording Secretary

Anastasiya Gurevich:

Asst. Recording Secretary

The 2008 Meeting of the Compensation Committee of LBO Capital Corp. (“LBO”) was called and held at 23399 Commerce Dr., Ste. B-1, Farmington Hills MI 48335 on September 18, 2008, Thursday, from 3:00 pm to 3:45 pm EDT.  Attending were Chairman Salvatore Parlatore, Achille DiNello and Sebastian Moeritz. Also present were: Thomas W. Itin, shareholder; Shirley B. Itin shareholder; Tatsiana Husarava, Recording Secretary; Anastasiya Gurevich, Asst. Recording Secretary.

Chairman Parlatore called the meeting to order promptly at 3:00 pm EDT stating that Notice had been adequately served in advance.  Salvatore Parlatore stated that a quorum was present and acting throughout.

First Equity Corporation Compensations

Chairman Parlatore and Members discussed the “Biennial Compensation Proposal” submitted by First Equity Corporation (“FEC”) on June 9, 2008. The terms of a proposed biennial compensation proposal state that First Equity Corporation shall be compensated in the amount of $150,000 per year commencing January 1, 2008 for providing to LBO Capital Corp. business services including facilities, business equipment, administrative and accounting services.

Upon a motion duly made by Salvatore Parlatore, seconded by Achille DiNello, it was passed unanimously (3 aye: 0 nay) as follows:

BE IT RESOLVED: that “Biennial Compensation Proposed” submitted by First Equity Corporation be ratified, approved and accepted.

BE IT FURTHER RESOLVED: that Compensation Committee authorizes the management of LBO Capital Corp. to remit the past due amount of $125,000 to First Equity Corporation in the month of October for business services rendered during the ten (10) month period starting January 2008.

BE IT FURTHER RESOLVED: that Compensation Committee authorizes the management of LBO Capital Corp. to remit payments of $12,500 per month to First Equity Corporation commencing November 1, 2008.

Members of the Compensation Committee further discussed additional items on the agenda, including stock option plan and legal and audit fees; however, no immediate resolutions or actions from the Members of the Compensation Committee were required at this time.

Adjournment

No further business being introduced, upon a motion duly made by Salvatore Parlatore and seconded by Achille DiNello, it was passed unanimously (3 aye: 0 nay), as follows:

BE IT RESOLVED: that the 2008 Meeting of the Compensation Committee be adjourned at 3:45 pm EDT.

Respectfully submitted,

/s/ Anastasiya Gurevich, Asst. Recording Secretary

ATTEST:

/s/

Salvatore Parlatore, Chairman

/s/

Achille DiNello, Member

/s/

Sebastian Moeritz, Member